UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 14, 2005
(Date of earliest event reported)

Offshore Logistics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-31617	72-0679819
(Commission File Number)	(IRS Employer
Identification No.)
224 Rue de Jean P.O. Box 5C
Lafayette, Louisiana	70505
(Address of Principal Executive Offices)	(Zip Code)

(337) 233-1221
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On June 14, 2005, the Company entered into an amendment (the “Amendment”) to its existing New Helicopter Sales Agreement with the Sikorsky Aircraft Corporation (“Sikorsky”). The Amendment amends the S76 New Helicopter Sales Agreement between the Company and Sikorsky dated December 19, 2002 (the “Original Agreement”). The Original Agreement obligated the Company to purchase three helicopters in each year from 2002 through 2006. The Amendment obligates the Company to purchase an additional 32 aircraft from 2006 through 2012. The Amendment gives the Company the option to purchase up to 24 additional aircraft in years 2007 through 2012.

        Under the Amendment the Company agrees to pay an aggregate of $246.5 million for the 32 new aircraft over the next seven years. This aggregate purchase price could be reduced by trading in older aircraft in conjunction with delivery of the new models. The first ten helicopters under the Amendment will be delivered in 2006 (which includes the three aircraft previously scheduled for 2006 delivery under the Original Agreement) and the second ten will be delivered in 2007. The remaining helicopters are slated for delivery in years 2008 through 2012. The Amendment entitles the Company to defer delivery of four of the ten aircraft currently scheduled for delivery in 2006 to 2007 and similarly, to defer six of the ten aircraft currently scheduled for 2007 delivery to 2008. Alternatively, the Company may, if certain conditions are met, seek financing from Sikorsky for up to twelve months on the four aircraft slated for 2006 delivery and for six months on the six aircraft slated for 2007 delivery, at an annual interest rate of 8%.

        In the event that Sikorsky receives a cancellation of any third party orders for production of its S-76C+ or S-76C++ aircraft prior to December 31, 2007, Sikorsky will promptly notify the Company of such event. The Company will then have a right of first refusal to purchase the S-76C+ or S-76C++ which the third party has failed to purchase.

        In the event Sikorsky chooses to develop a derivative model of its S-76 helicopter, the Company has the right, but not the obligation, to substitute aircraft of that derivative model for the aircraft currently to be delivered under the Amendment in calendar years 2009 to 2012.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2005

OFFSHORE LOGISTICS, INC. (Registrant) /s/ Joan McCarthy —————————————— Joan McCarthy Corporate Controller